EXHIBIT 21.1
                               OTHER NAME UNDER WHICH           JURISDICTION OF
NAME OF SUBSIDIARY             SUBSIDIARY CONDUCTS BUSINESS     INCORPORATION
Neutrino Resources Inc.                   None                  Alberta, Canada
SMC Production Co.                        None                  Texas
BEC Energy, Inc.                          None                  Texas
SMC Ecuador, Inc.                         None                  Delaware
Amerac Energy Corporation                 None                  Delaware
Spruce Hills Production Company, Inc.     None                  Delaware